EXHIBIT 99

Temecula Valley Bank Earns `` Premier Performance'' from The Findley
Reports

    TEMECULA, Calif.--(BUSINESS WIRE)--June 28, 2004--Temecula Valley Bank has achieved "Super Premier Performance" rating from The Findley Reports. "Super Premier Performance" recognizes Temecula Valley Bank for excellent strength, performance and safety. "We are pleased and honored to receive this distinction for the fourth time," said Stephen
H. Wacknitz, president/ CEO and chairman of the board. Findley Reports, the nation's leading independent banking analyst, evaluates the financial condition of the nation's primary financial institutions. The most recent award is based on an analysis of financial data as filed by Temecula Valley Bank with federal regulators for the quarter ended December 31, 2003, along with data from prior periods. As the bank heads into its eighth year of operation, this is the fourth year that the bank has received Findley's Super Premier Performance status.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido, Rancho Bernardo and El Cajon, Calif. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif., Sacramento, Calif., Fresno, Calif., Chico, Calif., Anaheim Hills, Calif., Irvine, Calif., Bellevue, Wash., Gurnee, Ill., Ocean City, N.J., Westlake, Ohio, Tampa/St. Petersburg, Fla., Coral Springs, Fla., Jacksonville, Fla. and Cumming, Ga. The Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the banks' Internet Web site can be reached at www.temvalbank.com.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, President/CEO
             909-699-9940